                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                             COPART, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                                     COPART
                             SALVAGE AUTO AUCTIONS

                                NOVEMBER 8, 1996

Dear Shareholder:

    You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Copart, Inc. (the "Company") to be held on Thursday, December 5, 1996 at 8:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, CA 94510 (see directions on back of proxy statement). The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the business to be acted upon.

    PLEASE SIGN AND RETURN YOUR PROXY NOW WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the meeting, you may still vote in person even if you have previously returned a signed proxy.

                                          Sincerely,

                                          WILLIS J. JOHNSON
                                          CHIEF EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT
SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                                  COPART, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 5, 1996

                             ---------------------

    The Annual Meeting of Shareholders (the "Annual Meeting") of Copart, Inc. (the "Company") will be held on Thursday, December 5, 1996 at 8:00 a.m. at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California 94510 for the following purposes:

    1. To elect seven Directors of the Company for the ensuing year or until their successors have been elected and qualified;

    2. To ratify KPMG Peat Marwick LLP as independent auditors for the Company for fiscal year 1997; and

    3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    The Board of Directors has fixed the close of business on October 25, 1996, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the Annual Meeting.

    Please read carefully the following Proxy Statement which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your Proxy as promptly as possible. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          WILLIS J. JOHNSON
                                          CHIEF EXECUTIVE OFFICER

                                  COPART, INC.
                             5500 E. SECOND STREET
                           BENICIA, CALIFORNIA 94510

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 5, 1996

                             ---------------------

                                    GENERAL

    THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COPART, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, December 5, 1996 (the "Annual Meeting"). The Annual Meeting will be held at 8:00 a.m. at the Company's corporate headquarters located at 5500 E. Second Street, Benicia, California. Shareholders of record on October 25, 1996 will be entitled to notice of and to vote at the Annual Meeting. The Company's principal executive offices are located at 5500 E. Second St., Benicia, CA 94510. The Company's telephone number at that address is (707) 748-5000.

    The Proxy Statement and accompanying proxy (the "Proxy") and Notice of Annual Meeting were first mailed to shareholders on or about November 4, 1996.

RECORD DATE, VOTING AND SHARE OWNERSHIP

    On October 25, 1996, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 12,655,790 shares of Common Stock outstanding held by 241 shareholders of record. No shares of the Company's Preferred Stock are outstanding. Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held by such shareholder, or distribute such number of votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than the number of candidates to be elected. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote. Approval of the Board's decision to retain KPMG Peat Marwick LLP as independent auditors for fiscal 1997 will be decided by the affirmative vote of a majority of the shares present or represented and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented at the Annual Meeting and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained, although they are deemed to be present for purposes of establishing a quorum for the transaction of business.

REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by Proxy. The enclosed Proxy is solicited by the Company's Board of Directors and, when returned properly completed, will be voted as you direct your Proxy. Unless otherwise instructed in the Proxy, the proxyholder will vote the Proxies received by them FOR each of the two proposals described herein.

    Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with Paul A. Styer, Senior Vice President, General Counsel and Secretary of the Company at the Company's principal executive offices, Copart, Inc., 5500 E. Second St., Benicia, California 94510, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by Directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's Fiscal 1997 Annual Meeting must be received by the Company at its principal executive offices no later than July 6, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                     PROPOSAL ONE -- ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is to elect directors to hold office until the next annual meeting or until their respective successors are elected and have been qualified. The number of authorized Directors is currently seven. The Board of Directors has selected the seven nominees listed below for election as Directors. Each person nominated for election has agreed to serve if elected and Management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed in the Proxy, the proxy holders will vote the Proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company.

    The Board of Directors recommends that the shareholders vote FOR the election of each of the following nominees to serve as Directors of the Company for the ensuing year until the next Annual Meeting or until their successors are elected and qualified.

NOMINEES

    Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were or are selected as Directors or nominees and their ages as of October 25, 1996:

NAME                                 AGE                                  POSITION
-------------------------------      ---      -----------------------------------------------------------------
Willis J. Johnson (1)..........          49   Chief Executive Officer, Chairman of the Board
Marvin L. Schmidt..............          53   Senior Vice President of Corporate Development, Director
A. Jayson Adair................          27   President, Director
James Grosfeld (1)(2)..........          59   Director
Jonathan Vannini (1)(2)........          34   Director
Harold Blumenstein.............          58   Director
James E. Meeks.................          47   Executive Vice President, Chief Operating Officer, Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit and Stock Option Grant Committees.

    WILLIS J. JOHNSON, co-founder of the Company, has served as Chief Executive Officer of the Company since 1986, and has been a Board member since 1982. Mr. Johnson served as President of the Company from 1986 through May 2, 1995, when Richard A. Polidori was appointed President. Mr. Johnson was an officer and director of U-Pull-It, Inc ("UPI"), a self-service auto dismantler which he co-founded in 1982, from 1982 through September, 1994. Mr. Johnson sold his entire interest in UPI in September, 1994. Mr. Johnson has over 25 years of experience in owning and operating auto dismantling companies.

    MARVIN L. SCHMIDT has served as Senior Vice President of Corporate Development since May 1995. Mr. Schmidt served as Vice President of the Company's Western Region and a director of the Company since July 1993, when he joined the Company concurrent with the Company's acquisition of County Salvage, Inc. From January 1989 until July 1993, Mr. Schmidt owned and operated County Salvage, Inc. in Los Angeles. Mr. Schmidt has over 25 years of experience as an owner and operator of auto dismantling and parts businesses.

    A. JAYSON ADAIR has served as President of the Company since November 1996 and as director since September 1992. From April 1995 until October 1996, Mr. Adair served as Executive Vice President. From August 1990 until April 1995, Mr. Adair served as Vice President of Sales and Operations and from June 1989 to August 1990, Mr. Adair served as the Company's Manager of Operations.

    JAMES GROSFELD has served as a director since November 1993. From November 1993 until November 1994, Mr. Grosfeld also served as Chairman of the Board of the Company. Mr. Grosfeld, an independent investor, served as Chairman of the Board and Chief Executive Officer of Pulte Corporation, a home-building corporation, from 1974 to 1990. In addition to serving as Co-Chairman of the Executive Committee, Mr. Grosfeld serves as consultant and director of Pulte Corporation, and a director of each of the publicly-traded BlackRock Financial Management funds.

    JONATHAN VANNINI has served as a director of the Company since April 1993. Mr. Vannini was a general partner at HPB Associates, an investment partnership, and was employed by HPB Associates from August 1987 until March 1996. In March 1996, Mr. Vannini became a general partner in Atlas Partners, L.P., an investment partnership. Mr. Vannini holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Columbia University.

    HAROLD BLUMENSTEIN has served as a director of the Company since March 1994. Mr. Blumenstein is a general partner of Paragon Properties Company, a real estate development, investment and management company, where he has been employed since January 1971. Mr. Blumenstein holds a B.A. in Economics and Accounting from Wayne State University.

    JAMES E. MEEKS has served as a director and as Executive Vice President and Chief Operating Officer of the Company since November 1996. Prior to November 1996, Mr. Meeks served as Senior Vice President since April 1995, and Chief Operating Officer since September 1992. From April 1986 to September 1992, Mr. Meeks, together with his family, owned and operated the San Martin Operation. Mr. Meeks is also an officer, director and part owner of Cas & Meeks, Inc., a towing and subhauling service company, which he has operated since 1991. Mr. Meeks has also been an officer and director of E & H Dismantlers, a self-service auto dismantler, since 1967. Mr. Meeks has over 25 years of experience in the vehicle dismantling business.

    There are no family relationships among any of the directors or executive officers of the Company, except that A. Jayson Adair is the son-in-law of Willis
J. Johnson.

    In 1990, the Commodity Futures Trading Commission ("CFTC") brought a civil action against MultiVest Options, Inc. ("MOI") alleging various violations of the Commodity Exchange Act ("CEA") and certain rules and regulations of the CFTC. Mr. Grosfeld was the principal stockholder of the ultimate parent corporation of MOI, but, according to Mr. Grosfeld, was never an officer or director of MOI and did not participate in the day-to-day conduct of its business. Without admitting or denying the allegations of the CFTC complaint, MOI consented to the entry of a permanent injunction and appointment of a receiver. MOI discontinued its business operations in 1990. Mr. Grosfeld was not specifically named in the CFTC proceeding or in the injunction related thereto. Subsequently, in 1990 certain individuals who had previously purchased and sold commodity options through MOI brought a class action lawsuit against the parent and affiliated companies of MOI and Mr. Grosfeld alleging that the defendants, among other things, violated the antifraud provisions of the CEA and asserting other federal and state law claims. Mr. Grosfeld, who believes that the litigation is without merit, has denied all such allegations and is vigorously defending such litigation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon a review of the copies of such reports furnished to the Company and written representations from such officers, directors and greater than ten percent shareholders that no other reports were required to be made, the Company believes that there was full compliance for the fiscal year ended July 31, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than- ten percent shareholders, except that Joseph M. Whelan reported one transaction on a Form 4 which was filed late.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended July 31, 1996, the Board of Directors held four
(4) meetings. As of July 31, 1996, the Company had three standing Committees: an Audit Committee, Stock Option Grant Committee and a Compensation Committee. The Company has no nominating committee or any committee performing similar functions.

    The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors, reviewing financial statements of the Company, and reviewing reports of the Company's accounting practices and systems of internal accounting controls. The Audit Committee currently consists of Directors Vannini and Grosfeld. The Audit Committee held one meeting during the last fiscal year.

    The Compensation Committee is generally responsible for, among other things, reviewing and approving the Company's compensation policies and setting the compensation levels for those Company executive officers and senior managers reporting directly to the Company's President whose compensation is not otherwise established pursuant to employment agreements reviewed or approved by the Board of Directors. The Stock Option Grant Committee is responsible for the administration of the Company's 1992 Stock Option Plan. The Compensation Committee consists of Directors Grosfeld, Johnson and Vannini and the Stock Option Grant Committee consists of Directors Grosfeld and Vannini. The Compensation Committee and Stock Option Grant Committee each held three meetings during the last fiscal year.

    During the last fiscal year, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he serves that were held during the period for which he has been a member.

                               SECURITY OWNERSHIP

    The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of October 25, 1996 for
(i) each Director and nominee for director, (ii) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (iii) any other Named Officer (as said term is defined hereinafter in "Summary of Cash and Certain Other Compensation") and (iv) all executive officers and Directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable, except as otherwise indicated.

                                                                                 NUMBER       PERCENT OF TOTAL
NAME AND ADDRESS                                                               OF SHARES     SHARES OUTSTANDING
-----------------------------------------------------------------------------  ----------  -----------------------
FIVE PERCENT SHAREHOLDERS:
Willis J. Johnson............................................................   2,863,865             22.6%
  c/o Copart, Inc.
  5500 E. Second Street
  Benicia, CA 94510

James Grosfeld (1)...........................................................   1,200,000              9.3%
  20500 Civic Center Drive
  Southfield, MI 48076

DIRECTORS AND EXECUTIVE OFFICERS:
Willis J. Johnson............................................................   2,863,865             22.6%
A. Jayson Adair (2)..........................................................      77,926             *
James E. Meeks (2)...........................................................      41,584             *
Joseph M. Whelan (2).........................................................      18,142             *
Marvin L. Schmidt (2)........................................................     318,200                2%
Paul A. Styer (2)............................................................      35,481             *
James Grosfeld (1)...........................................................   1,200,000              9.3%
Harold Blumenstein (2).......................................................      10,000             *
All directors and executive officers as a group (nine persons) (3)...........   4,402,698             33.2%

------------------------

*   Represents less than 1% of the outstanding Common Stock.

(1) Includes 300,000 shares of Common Stock subject to warrants exercisable within 60 days of October 25, 1996.

(2) Includes shares of Common Stock subject to options exercisable within 60 days of October 25, 1996.

(3) Includes 620,710 shares of Common Stock subject to warrants and options exercisable within 60 days of October 25, 1996.

EXECUTIVE COMPENSATION

    DIRECTORS' COMPENSATION

    Non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. For fiscal year 1996, non-employee Directors received quarterly compensation of $2,000, with a $1,000 portion of said compensation contingent upon attendance of all Board meetings in a given quarter.

    Each non-employee Director is also eligible to receive option grants for 1,500 shares of the Company's Common Stock pursuant to the automatic option grant program in effect under the Company's 1994 Director Stock Option Plan (the "Option Plan"). In December 1995, Mr. Blumenstein received a 1,500 share option grant under this program with an exercise price of $23.44 per share. In fiscal 1995, Mr. Grosfeld and Mr. Vannini waived their right to receive option grants under the Option Plan.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries during each of the last three fiscal years, by the Company's CEO and each of the Company's other four most highly compensated executive officers whose salary and bonus for the 1996 fiscal year was in excess of $100,000. The individuals whose compensation is disclosed in the following tables are hereafter referred to as the "Named Officers".

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION           ---------------------------------------
                                                       ----------------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND POSITION                                      FISCAL YEAR   SALARY($)   BONUS($)      OPTIONS/SARS(#)      COMPENSATION($)
-----------------------------------------------------  -----------   ---------   --------   ---------------------   ---------------
Willis J. Johnson....................................     1996         225,000     --            --                   22,300(1)
  Chief Executive Officer                                 1995         225,000     --            --                   10,680(2)
                                                          1994         225,000     --            --                    8,392(3)

Richard A. Polidori..................................     1996         153,845     --            --                    7,400(4)
  President                                               1995          53,846     --            --                    2,500(4)
                                                          1994          n/a        n/a           n/a                  n/a

Paul A. Styer........................................     1996         152,307     --              10,000              8,224(5)
  Senior Vice President, General                          1995         150,000    10,000           12,500              9,306(6)
  Counsel, Secretary                                      1994         146,154     --              20,000             11,137(7)

Marvin L. Schmidt....................................     1996         150,000     --            --                    6,000(8)
  Senior Vice President of                                1995         150,000     --            --                    6,000(8)
  Corporate Development                                   1994         150,000     --            --                    6,000(8)

Joseph M. Whelan.....................................     1996         137,307     --              10,000              3,700(4)
  Senior Vice President and                               1995         135,000    10,000           12,500              --
  Chief Financial Officer                                 1994          48,808     --              30,000              --

--------------------------
 (1) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $7,100 and value to Mr. Johnson of use of Company automobile of $15,200.

 (2) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $1,500 and value to Mr. Johnson of use of Company automobile of $9,180.

 (3) Comprised of premiums on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $3,749 and value to Mr. Johnson of use of Company automobile(s) of $4,643.

 (4) Comprised of use of Company automobile

 (5) Comprised of automobile expense allowance of $6,000, professional liability insurance premium payment of $2,224.

 (6) Comprised of automobile expense allowance of $6,000, and $3,306 in other related professional expenses.

 (7) Comprised of automobile expense allowance of $6,000, vacation pay of $942, and $4,195 in related professional expenses.

 (8) Comprised of automobile expense allowance.

OPTION GRANTS

    The following table provides information with respect to the stock option grants made during the 1996 fiscal year under the Company's 1992 Stock Option Plan to the Named Officers. No stock appreciation rights were granted to any of the Named Officers during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                     ---------------------------------------------
                                                 % OF
                                                 TOTAL                                     POTENTIAL
                                                OPTIONS                               REALIZABLE VALUE AT
                                                GRANTED                                 ASSUMED ANNUAL
                                                  TO                                    RATES OF STOCK
                                     NUMBER OF  EMPLOYEES                             PRICE APPRECIATION
                                     SECURITIES IN                                           OVER
                                     UNDERLYING FISCAL      EXERCISE                      OPTION TERM
                                     OPTIONS     YEAR        PRICE       EXPIRATION   -------------------
NAME                                 GRANTED(#)(1)   (2)   ($/SH)(3)       DATE       5%($)(4)    10($)(4)
-----------------------------------  ---------  -------   ------------   ---------    -------     -------
Willis J. Johnson..................   --         --          --             --         --          --
Richard A. Polidori................   --         --          --             --         --          --
Paul A. Styer (5)..................  10,000       6.7%        12.50       7/26/06     34,500      76,300
Marvin L. Schmidt..................   --         --          --             --         --          --
Joseph M.Whelan (5)................  10,000       6.7%        12.50       7/26/06     34,500      76,300

------------------------

(1) Each option was granted under the Company's 1992 Stock Option Plan (the "Option Plan") and will become exercisable for the option shares in one or more installments over the optionee's period of service with the Company, as indicated below in footnote 5. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) Based upon options to purchase an aggregate of 149,000 shares granted in fiscal 1996.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's Common Stock that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other specific level.

(5) Options vest over a five-year period at a rate of 20% per year.

OPTION HOLDINGS

    The following table sets forth information concerning exercises of options during fiscal 1996 and the value of unexercised options held as of the end of the 1996 fiscal year by the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING            VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                VALUE          FISCAL YEAR-END (#)       FISCAL YEAR-END ($)(2)
                           SHARES ACQUIRED     REALIZED     --------------------------  -------------------------
NAME                       ON EXERCISE (#)      ($)(1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-------------------------  ---------------  --------------  -----------  -------------  ----------  -------------
Willis J. Johnson........        --               --            --            --            --           --
Richard A. Polidori......        --               --            --            --            --           --
Paul A. Styer............         7,000          171,125        20,583        35,917       149,832       140,168
Marvin L. Schmidt........        75,000          787,500       162,500        --         2,275,000       --
Joseph M. Whelan.........         5,000       $   63,750        12,750        34,750         3,600        64,000

------------------------

(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

    The following is a description of the employment agreements in effect between the Company and its executive officers.

    WILLIS J. JOHNSON, Chief Executive Officer, is employed under an employment contract which continues through December 31, 1997. Under this agreement, Mr. Johnson is entitled to an annual salary of $225,000. The contract also provides for a performance bonus for each fiscal year as determined by the Board of Directors of the Company, in which determination Mr. Johnson excuses himself. Mr. Johnson is entitled to participate in the Company's benefit plans and is entitled to four weeks paid vacation per year, use of a Company automobile, and a $1 million life insurance policy with the beneficiary being designated by Mr. Johnson. The agreement further provides that if Mr. Johnson's employment is terminated without cause, the Company shall be obligated to pay Mr. Johnson's current salary through the remainder of the employment term.

    RICHARD A. POLIDORI was employed under an employment contract entitling him to an annual salary of $200,000. Mr. Polidori was the founder and principal owner of NER, and, prior to its acquisition by the Company, served as its President and Chief Executive Officer since NER's inception in 1969. Mr. Polidori has over 25 years of experience in owning and operating salvage vehicle auction companies. On April 18, 1996, Mr. Polidori resigned his position as President and a member of the Board of the Company. Upon his resignation, the Company converted Mr. Polidori's employment contract into a Consulting Agreement, whereby Mr. Polidori is entitled to an annual fee of $200,000, through May, 2000.

    PAUL A. STYER, Senior Vice President, General Counsel and Secretary, is employed by the Company under an employment contract which continues through August 31, 1997. Under this agreement, Mr. Styer serves as the Company's Senior Vice President and General Counsel, and earns a salary of $155,000 per year. Mr. Styer is entitled to an automobile allowance of $6,000 per year. The agreement further provides that if Mr. Styer's employment is terminated without cause, the Company must pay Mr. Styer compensation for a period of the lesser of 24 months or through the expiration date of the agreement at Mr. Styer's current salary and benefits. The agreement also provides that Mr. Styer's right to exercise his options outstanding as of February 18, 1993 to purchase shares of Common Stock pursuant to the Option Plan shall be accelerated, Mr. Styer shall be fully vested as to those options. In the event of such acceleration, Mr. Styer must exercise his right to purchase all such vested shares within a period of 30 days after the date of termination without cause.

    MARVIN L. SCHMIDT, Senior Vice President of Corporate Development, is employed under an at-will employment contract. Mr. Schmidt is entitled to an annual salary of $150,000. Mr. Schmidt served as Vice President of the Company's Western Region and a director of the Company since July 1993, when he joined the Company concurrent with the Company's acquisition of County Salvage, Inc. From January 1989 until July 1993, Mr. Schmidt owned and operated County Salvage, Inc. in Los Angeles. Mr. Schmidt has over 25 years of experience as an owner and operator of auto dismantling and parts businesses.

    JOSEPH M. WHELAN, Senior Vice President and Chief Financial Officer, is employed under an at-will employment contract. Mr. Whelan is entitled to an annual salary of $140,000 per year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers and other key executives. The Company's Stock Option Plan Committee, comprised of the same members as the Compensation Committee, has the sole and exclusive authority to administer the Company's 1992 Stock Option Plan under which grants may be made to such individuals. While the Compensation Committee has responsibility for establishing the level of compensation payable to the Company's executive officers, the decisions reached by the Committee with respect to the compensation paid to them for the 1996 fiscal year were to a substantial extent governed by the terms and requirements of their existing compensation arrangements.

    The report is divided into two parts. Part One is a brief description of the compensation arrangements in effect for the 1996 fiscal year for the Executive Officers of the Company, including the Named Officers in the Summary Compensation Table. Part Two is a discussion of the factors which governed the compensation payable to the Chief Executive Officer for the 1996 fiscal year.

                 PART ONE -- EXISTING COMPENSATION ARRANGEMENTS

    Several of the executive officers joined the Company in connection with the Company's acquisition of the businesses they previously owned. The compensation paid to James E. Meeks for the 1996 fiscal year was based on the 1992 employment agreement which the Company negotiated with Mr. Meeks in connection with the 1992 acquisition of South Bay Salvage Pool, San Martin, California. Under this 1992 employment agreement, Mr. Meeks is entitled to an annual base salary of $100,000, which salary was increased to $125,000 effective March 1, 1995. The compensation paid to Marvin L. Schmidt for the 1996 fiscal year was based upon the 1993 employment agreement which the Company negotiated with Mr. Schmidt in connection with the 1993 acquisition of County Salvage Pool, Inc., Los Angeles, California. Under this 1993 employment agreement, which terminated in June of 1995, Mr. Schmidt is entitled to an annual salary of $150,000. The compensation paid to Richard A. Polidori for the 1996 fiscal year was based on the 1995 employment agreement which the Company negotiated with Mr. Polidori in connection with the 1995 acquisition of NER Auction Group. Under this 1995 employment agreement, Mr. Polidori was entitled to an annual base salary of $200,000. Since his resignation on April 18, 1996 as an officer and director of the Company, Mr. Polidori has served as a consultant to the Company, with consulting fees payable monthly based on an annual consulting fee of $200,000.

    The compensation arrangements for fiscal 1996 with the Company's other executive officers were negotiated directly between the Company and such individuals at the time of their commencement of employment. The Compensation Committee believes that the salaries and benefits under employment agreements with the Company's executive officers are commensurate with the Company's financial performance to date.

STOCK OPTION GRANTS. Two of the Company's current executive officers named in the Summary Compensation Table and certain other executive officers were granted stock options during the 1996 fiscal year. The grants are designed to align the interests of the executive officer with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to such option grants was based upon the officer's tenure, level of responsibilities and internal comparability considerations.

    Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the closing selling price on the date preceding the grant date) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a 5-year period, contingent upon the executive officer's continued employment with the Company.

                          PART TWO -- CEO COMPENSATION

    Willis J. Johnson, the co-founder of the Company served as President and CEO from 1986 until May 1995, and has served as CEO since May 1995. Mr. Johnson's current salary has remained at $225,000 for the past three years, and was set by an employment contract entered into in January 1993, prior to formation of the Compensation Committee.

    The terms of Mr. Johnson's existing employment agreement are described above in the section entitled "Employment Contracts and Termination of Employment Agreements". The Compensation

Committee believes that the salary and benefits paid to Mr. Johnson in fiscal 1996 are commensurate with the Company's financial performance, based upon the growth of the Company's net revenue and number of vehicles processed. Any bonus compensation recommended by the Compensation Committee to be payable to Mr. Johnson in future years will be based upon Company growth and financial performance, and subject to approval by the Board of Directors, excluding Mr. Johnson.

TAX LIMITATION. As a result of federal tax legislation recently enacted, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. Compensation payable to certain executive officers under their existing employment agreements may be entitled to the transitional relief provisions of the new law and would not have to be taken into account for purposes of the $1 million limitation.

                             Compensation Committee

            Willis J. Johnson    James Grosfeld    Jonathan Vannini

PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total shareholder returns for the Company, the Nasdaq Stock Market - US Companies Index and the Nasdaq, American Stock Exchange, and New York Stock Exchange SIC Peer Group 5010-5019 Index (Motor Vehicle and Automotive Equipment) for the period of March 17, 1994, the date the Company's Common Stock commenced trading on the Nasdaq National Market, through July 31, 1996.

                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                AMONG NASDAQ STOCK MARKET - US COMPANIES INDEX,
                  NASDAQ STOCK MARKET, AMERICAN STOCK EXCHANGE
         AND NEW YORK STOCK EXCHANGE SIC PEER GROUP 5010 - 5019 INDEX,
                           AND COPART, INC. ("CPRT")

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           COPART, INC.   PEER GROUP    NASDAQ STOCK MARKET - US
3/17/94             100           100                          100
7/94                112            90                           93
7/95                158           126                           76
7/96                123           138                           80

  Assumes $100 invested on March 17, 1994 (the day the Company's Common Stock commenced trading on the Nasdaq National Market) in the Nasdaq Stock Market - US Companies Index, the Nasdaq Stock Market, American Stock Exchange, and New York Stock Exchange SIC Peer Group 5010- 5019 Index, and Copart, Inc. ("CPRT").

(1) Total Return assumes reinvestment of dividends.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and Performance Graph are not to be incorporated by reference into any of those previous filings; or is such report or graph to be incorporated by reference into any future filings which the Company may make under those statutes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Willis J. Johnson, James Grosfeld, and Jonathan Vannini. Except for Willis J. Johnson, who serves as CEO, none of these individuals was at any time during the fiscal year ended July 31, 1996 or at any other time an officer or employee of the Company.

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

    James E. Meeks, a director and executive officer of the Company, owns an interest in Cas & Meeks, a towing service, which supplied approximately $559,800 in transport services to the Company in fiscal 1996. The Company believes that this transaction was on terms no less favorable to the Company than could be obtained from unaffiliated third parties. On October 20, 1995, the Company loaned Mr. Meeks the sum of $95,000 bearing interest at 8% per annum, payable in annual installments of $23,750, with the balance payable at the end of four years. The loan was made to assist Mr. Meeks in re-locating his personal residence closer to the Company's corporate headquarters.

    Willis J. and Reba J. Johnson are the owners of the real property and improvements of the Fresno, California facility and lease said premises to the Company for monthly lease payments of $4,743 under a lease dated August 1, 1992, which expires, with inclusion of all extension options, in July 2000, and contains a provision whereby the Company has an option to purchase the real property and improvements. Total payments under this lease aggregated $56,900 in fiscal 1996. The Company believes that this transaction was on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

    Under the terms of a lease agreement effective July 1, 1993 between the Schmidt Family Trust dated September 29, 1982 (the "Schmidt Trust") and the Company, the Company leases property in the Los Angeles, California, area from the Schmidt Trust (the "Los Angeles Lease"). The term of the Los Angeles Lease is five years, expiring June 30, 1998 and for a second five-year period following the expiration of the extended term. Until June 30, 1998, the annual rent under the Los Angeles Lease is $55,100, payable monthly in equal installments. Marvin L. Schmidt, the Company's Senior Vice President of Corporate Development and a Director, is a beneficiary of the Schmidt Trust.

    Effective upon the closing of the NER Acquisition, the Company entered into lease agreements for 13 salvage yard locations from Richard A. Polidori, NER Auction Group, and a general partnership of which Mr. Polidori is a partner (collectively, the "NER Leases"). The lease agreement with Mr. Polidori covers real property on which NER's salvage yards in Tampa, Florida, Boston, Massachusetts, and Long Island, New York were located. The Long Island, New York location will not be occupied until some time after July 31, 1997, when the operation moves from its current site, which is being leased by NER Auction Group from a third party landowner, and subleased by Copart until such date, thereafter, the facility will be relocated to a site owned by Mr. Polidori. All terms of the lease will be identical to those of the sublease, except for the term and purchase options consistent with all NER Leases. The term of each of the NER Leases is ten years. The Company may, at its option, extend the term for up to two successive five-year periods (the "Renewal Options"). In the aggregate, the NER Leases provide for annual rental payments in the first year of $966,000, payable monthly in equal installments. The annual rent increases to $1,216,000 in the second year, $1,466,000 in the third year, $1,716,000 in the fourth year, and $1,966,000 in the fifth year. After the fifth year and through the term of each of the Renewal Options (if one or both of the Renewal Options are exercised), the annual rent will increase by 2.5% over the prior year's rent. Total payments under these leases aggregated $1,027,900 in fiscal 1996. The Company believes that the NER Leases are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

              PROPOSAL TWO -- RATIFICATION OF INDEPENDENT AUDITORS

    The Company is asking the shareholders to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending July 31, 1997.

    In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

    KPMG Peat Marwick LLP have been auditors for the Company since 1993, and have been recommended to the shareholders for ratification as auditors for the year ending July 31, 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

    The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending July 31, 1997.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                     THE BOARD OF DIRECTORS OF COPART, INC.

DATED: November 8, 1996

                  SITE OF THE 1996 ANNUAL SHAREHOLDER MEETING

DIRECTIONS TO:  COPART SALVAGE AUTO AUCTIONS
                5500 E. SECOND STREET
                BENICIA, CALIFORNIA 94510

FROM:           SAN FRANCISCO AIRPORT

Exit the airport on Highway 101 Northbound toward San Francisco. As you enter San Francisco follow the signs directing you towards the Bay Bridge. This is Interstate 80 Eastbound. Follow Interstate 80 over the Bay Bridge and continue Eastbound on Interstate 80. When you reach the other side of the Bay Bridge stay in the left lanes. Follow Interstate 80 approximately 15 miles to the Carquinez Bridge. After crossing the Carquinez Bridge, exit onto Interstate 780 towards Benicia. Follow 780 approximately 7 miles, get in the left lane and make a left turn onto 680 Eastbound towards Sacramento. The second exit is Lake Herman Rd. Turn left over freeway and make a left turn at dead end on East Second, then go to the first building on the left at 5500 E. Second Street.

                                COPART, INC.

                  Proxy for 1996 Annual Meeting of Shareholders
                               December 5, 1996

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P      The undersigned shareholder of Copart, Inc. (the "Company") hereby
R   revokes all previous proxies and appoints Willis J. Johnson or Joseph M.
O   Whelan or either of them, with full power of substitution, as the proxy
X   of the undersigned to vote and otherwise represent all of the shares
Y registered in the name of the undersigned at the 1996 Annual Meeting of Shareholders of the Company to be held on Thursday, December 5, 1996 at 8:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Second Floor, Benicia, California, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner set forth on the reverse side.

                                                                    SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

/ X /Please mark
     votes as in
     this example.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS BELOW, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

                                                                                         FOR  AGAINST  ABSTAIN
1. Election of Directors                                   2. Approval of the Board of  /  /   /  /      /  /
NOMINEES: WILLIS J. JOHNSON; MARVIN L. SCHMIDT;               Directors' selection of
A. JAYSON ADAIR; JAMES GROSFELD;                              KPMG Peat Marwick LLP as
JONATHAN VANNINI; HAROLD BLUMENSTEIN.                         independent auditors for
              FOR        WITHHELD                             the Company for the current
              /  /         /  /                               fiscal year ending July 31, 1997.

                                                           and, in their discretion, upon such other matters
      /  /                                                 which may properly come before the Annual Meeting
      ---------------------------------------              or any adjournments thereof.
       For all nominees except as noted above
                                                                     MARK HERE           MARK HERE
                                                                    FOR ADDRESS  /   /  IF YOU PLAN  /   /
                                                                     CHANGE AND           TO ATTEND
                                                                    NOTE AT LEFT        THE MEETING


                                                           TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
                                                           PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                                                           PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                           Sign exactly as your name(s) appears on your stock certificate.
                                                           A corporation is requested to sign its name by its President or other authorized officer, with the office held designated.
                                                           Executors, administrators, trustees, etc. are requested to so indicate when signing. If stock is registered in two names, both should sign.



   Signature:                          Date:            Signature:                                 Date:
             -------------------------      ------------          ---------------------------------     -----------
